UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015

Dorman Products, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-18914	23-2078856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania	18915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2015, Dorman Products, Inc. (the “Company”) entered into an employment agreement with Mathias J. Barton, the Company’s President and Chief Executive Officer. The agreement has a term of three years expiring December 28, 2018, unless earlier terminated as provided in the employment agreement.

Pursuant to Mr. Barton’s employment agreement, annual base salary was set at $600,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee. The employment agreement also provides for eligibility for (i) an annual bonus and other benefits provided under the Executive Cash Bonus Plan or other plans maintained by the Company, and (ii) grants of awards under the 2008 Stock Option and Stock Incentive Plan or other equity-related incentive plans maintained by the Company, in case of both clauses (i) and (ii) in such amounts as determined by the Compensation Committee, in its sole discretion. Further, the employment agreement provides that Mr. Barton will be eligible to participate in other employment benefits plans or arrangements generally available to the Company’s executive officers and four weeks paid vacation per year.

Mr. Barton’s employment agreement may be terminated by the Company with or without “Cause” or by Mr. Barton for “Good Reason” or for no reason, as such terms are defined in the employment agreement. Mr. Barton’s employment agreement also provides for non-solicitation and non-competition provisions for the term of the agreement and two years thereafter. The agreement also includes standard confidentiality and trade secret provisions typically included in agreements of this type.

Additionally, Mr. Barton’s employment agreement contains provisions that provide for certain payments upon termination.

Mr. Barton’s employment agreement contains a clawback provision which provides that any incentive-based compensation, or any other compensation, paid to the executive which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

In addition, on December 28, 2015, the Company entered into an amended and restated employment agreement with Steven Berman, the Company’s Executive Chairman. Mr. Berman’s existing employment agreement was amended to, among other things:

•	reflect Mr. Berman’s new position as Executive Chairman;

•	reduce Mr. Berman’s annual base salary to $360,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee;

•	provide for an initial term under the amended and restated employment agreement of approximately three years expiring March 31, 2019, with the term of Mr. Berman’s employment being automatically extended for an additional one year period on March 31, 2019 and on each anniversary of March 31, 2019, unless earlier terminated as provided in the amended and restated employment agreement;

•	provide that in the event of termination as a result of death, disability, without “Cause,” or for “Good Reason,” Mr. Berman’s severance benefits would be paid for a period of three years following the date of termination;

•	eliminate the provisions which provided Mr. Berman with additional rights to severance in the event of a change in control of the Company;

•	eliminate Mr. Berman’s excise tax gross-up benefits;

•	add a clawback provision which provides that any incentive-based compensation, or any other compensation, paid to the executive which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

The foregoing description of each of Mr. Barton’s employment agreement and Mr. Berman’s amended and restated employment agreement is not complete and is qualified in its entirety by reference to the complete text of these agreements, copies of which are filed as exhibits to this Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated December 28, 2015, between the Company and Mathias J. Barton.

10.2	Amended and Restated Employment Agreement, dated December 28, 2015, between the Company and Steven Berman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: December 28, 2015	By:	/s/ Matthew Kohnke
		Name:	Matthew Kohnke
		Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated December 28, 2015, between the Company and Mathias J. Barton.

10.2	Amended and Restated Employment Agreement, dated December 28, 2015, between the Company and Steven Berman.